News Release

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525
Tel: 970-482-5811

FOR IMMEDIATE RELEASE

Woodward Reports Record Sales and Earnings for the Fourth Quarter and Fiscal Year 2007

Fort Collins, Colo., November 14, 2007—Woodward Governor Company (Nasdaq:WGOV) today reported record financial results for its fourth quarter and fiscal year 2007.

Fiscal Year 2007 Highlights

•	Record sales of $1.042 billion, an increase of 22 percent over last year with organic sales growth of 11 percent

•	Net earnings for the year were $2.79 per share compared to $1.99 per share last year, including the items highlighted below

•	Strong financial performance in all segments with total segment earnings up 46 percent

•	Cash generated from operations was $117.7 million, an increase of 46 percent over prior year

•	New business segment structure aligns better with market focus

Net sales for the fourth quarter were $290.8 million, up 25 percent from $232.9 million for the same quarter last year. Net earnings for the quarter were $36.0 million, or $1.02 per share, compared with $17.1 million, or $0.49 per share, in the previous year’s fourth quarter.

Net sales for the full fiscal year were $1.042 billion, up 22 percent from $854.5 million for the prior year. Net earnings for the year were $98.2 million, or $2.79 per share, compared with $69.9 million, or $1.99 per share, in the previous year.

Earnings for the quarter and full year included the items highlighted below:

	Three Months Ended September 30		Year Ended September 30
	In millions, net of	Per share	In millions, net of	Per share
	income tax		income tax
Items that increased (decreased) net earnings in 2007:
Net tax adjustments	$10.3	$0.29	$10.3	$0.30
Impact of adverse arbitration ruling			(2.5)	(0.07)
Items that increased (decreased) net earnings in 2006:
Change in valuation allowance for deferred taxes			13.7	0.39
Expense accruals for certain legal matters			(5.3)	(0.15)

This year’s and quarter’s results include the effect of the SEG acquisition in October 2006. This quarter’s results reflect two tax adjustments, a favorable resolution of issues with tax authorities resulting in a reduction of tax expense of $13.3 million, and a reduction in deferred tax assets resulting in tax expense of $3.0 million due to a decrease in the German statutory income tax rate.

“The strength of our targeted end-markets and our offerings to them raised Woodward sales over the $1 billion mark this year, confirming the successful execution of our strategies,” said President and Chief Executive Officer Thomas A. Gendron. “As energy costs and environmental concerns escalate, our strategy of addressing increasing efficiency and lowering emissions is being well received in the marketplace.”

Turbine Systems’ Results

Total net sales (including intersegment sales) for the fourth quarter were $143.8 million, an increase of 12.0 percent from $128.3 million for the fourth quarter a year ago. Segment earnings for the quarter increased to $21.0 million from $20.3 million for the same quarter a year ago, an increase of 3.8 percent. Segment earnings as a percent of sales for the quarter decreased to 14.6 percent from 15.8 percent a year ago.

Total net sales for the full year were $523.8 million, an increase of 14.1 percent from $458.9 million for last year. Segment earnings for the full year increased to $87.4 million from $67.6 million for the same period a year ago, an increase of 29.3 percent. Segment earnings as a percent of total net sales for the year improved to 16.7 percent from 14.7 percent a year ago.

Engine Systems’ Results

Total net sales for the fourth quarter were $124.7 million, an increase of 9.4 percent from $113.9 million for the fourth quarter a year ago. Segment earnings for the quarter increased to $17.2 million from $11.2 million for the same quarter a year ago, an increase of 54.5 percent. Segment earnings as a percent of sales for the quarter improved to 13.8 percent from 9.8 percent a year ago.

Total net sales for the full year were $455.2 million, an increase of 5.8 percent from $430.4 million last year. Segment earnings for the full year increased to $57.0 million from $40.8 million last year, an increase of 39.6 percent. Segment earnings as a percent of sales for the year improved to 12.5 percent from 9.5 percent a year ago.

Electrical Power Systems’ Results

Total net sales for the fourth quarter increased to $54.6 million from $20.9 million for the fourth quarter a year ago. Organic sales growth for the quarter was 12 percent. Segment earnings for the quarter increased to $5.1 million from $0.6 million for the same quarter a year ago. Segment earnings as a percent of sales for the quarter improved to 9.3 percent from 2.7 percent a year ago.

Total net sales for the full year were $181.4 million as compared to $76.2 million last year. Organic sales growth for the full year was 14 percent. Segment earnings for the full year increased to $20.3 million from $4.5 million last year. Segment earnings as a percent of sales for the year improved to 11.2 percent from 5.9 percent a year ago.

“During the course of the year we have won significant long-term sourcing agreements with many of our key customers,” Mr. Gendron continued. “By teaming with our customers early in the development process and maintaining a competitive cost structure, we continue to earn their business.”

Cash Flow and Financial Position

Net cash provided by operating activities was $117.7 million for the full year compared with $80.5 million for last year. Capital expenditures for the year were $32.0 million compared to $31.7 million during the same period last year. The debt to total capitalization ratio was 10.8 percent at September 30, 2007 compared to 13.3 percent at the end of the prior year.

Outlook

Mr. Gendron concluded, “We believe the strength in our end markets will continue through 2008 and our efforts to improve our overall cost structure will deliver enhanced margins and improved profitability. As a result, for fiscal 2008 we have targeted sales growth for Woodward in the range of 8-10 percent and earnings of $3.05 — $3.15 per diluted share.”

Conference Call

Woodward will hold an investor conference call at 6:00 p.m. EST on Wednesday, November 14, 2007, to provide an overview of the financial performance for the fourth quarter and 2007 financial performance, business highlights, and outlook for the next year. You are invited to listen to the live webcast of our conference call or a recording and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-814-1917 (domestic) or 1-703-639-1361 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1157382. An audio replay will be available by telephone from 9:00 p.m. EST on November 14 until 11:59 p.m. EST on November 16, 2007. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1157382.

About Woodward

Woodward is the largest independent designer, manufacturer, and service provider of energy control and optimization solutions for aircraft engines, industrial engines and turbines, and electrical power equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and cost-effective equipment. Woodward is headquartered in Fort Collins, Colorado USA and serves global markets in aerospace, power and process industries and transportation. Visit our website at www.woodward.com.

CONTACT:

Robert F. Weber, Jr.

Chief Financial Officer and Treasurer
970-498-3112

The statements in this release concerning the company’s future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward’s Annual Report and Form 10-K for the year ended September 30, 2006 and Form 10-Q for the quarters ended December 31, 2006 and March 31, and June 30, 2007. Woodward’s Form 10-K for the year ended September 30, 2007 will be issued by early-December 2007.

Woodward Governor Company and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNING S
	Three months ended		Year ended
	September 30,		September 30,
(Unaudited - in thousands except per share amounts)	2007	2006	2007	2006
Net sales	$290,765	$232,911	$1,042,337	$854,515

Costs and expenses:
Cost of goods sold	208,850	164,208	728,820	612,263
Sales, general, and administrative expenses	26,979	22,465	111,297	92,013
Research and development costs	18,383	18,089	65,294	59,861
Amortization of intangible assets	1,640	1,723	7,496	6,953
Interest expense	1,046	1,188	4,527	5,089
Interest income	(2,041)	(755)	(3,604)	(2,750)
Other income	(1,108)	(982)	(4,186)	(4,245)
Other expense	230	353	705	834

Total costs and expenses	253,979	206,289	910,349	770,018

Earnings before income taxes	36,786	26,622	131,988	84,497
Income taxes	752	9,533	33,831	14,597

Net earnings	$36,034	$17,089	$98,157	$69,900

Per share amounts:
Basic	$1.05	$0.50	$2.87	$2.03
Diluted	$1.02	$0.49	$2.79	$1.99

Weighted-average number of shares outstanding:
Basic	34,259	34,145	34,245	34,351
Diluted	35,334	34,966	35,244	35,191

Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	At September 30,	At September 30,
(Unaudited - in thousands)	2007	2006
Assets
Current assets:
Cash and cash equivalents	$71,635	$83,718
Accounts receivable	152,826	117,254
Inventories	172,500	149,172
Income taxes receivable	9,461	1,787
Deferred income taxes	23,754	23,526
Other current assets	8,429	5,777

Total current assets	438,605	381,234
Property, plant, and equipment-net	158,998	124,176
Goodwill	141,215	132,084
Other intangibles-net	73,018	71,737
Deferred income taxes	11,250	16,687
Other assets	6,681	9,579

Total assets	$829,767	$735,497

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$5,496	$517
Current portion of long-term debt	15,940	14,619
Accounts payable	57,668	38,978
Accrued liabilities	83,890	66,877
Total current liabilities	162,994	120,991
Long-term debt, less current portion	45,150	58,379
Deferred income taxes	19,788	6,248
Other liabilities	57,404	71,190

Total liabilities	285,336	256,808
Shareholders’ equity	544,431	478,689

Total liabilities and shareholders’ equity	$829,767	$735,497

Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED	STATEMENTS OF	CASH FLOWS
		Year ended
		September 30,
(Unaudited - in thousands)		2007		2006
Net cash provided by operating activities			$117,718	$80,536

Cash flows from investing activities:
Business acquisitions, net of cash acquired			(35,289)	—
Payments for purchase of property, plant, and equipment			(31,984)	(31,713)
Proceeds from sale of property, plant, and equipment			225	698

Net cash used in investing activities			(67,048)	(31,015)

Cash flows from financing activities:
Cash dividends paid			(14,747)	(13,742)
Proceeds from sales of treasury stock			7,856	4,163
Purchases of treasury stock			(50,952)	(22,306)
Excess tax benefits from stock compensation			9,788	3,305
Payments from borrowings under revolving lines			(2,760)	(8,025)
Payments of long-term debt			(15,681)	(14,510)
Other payments			—	(318)

Net cash used in financing activities			(66,496)	(51,433)

Effect of exchange rate changes on cash			3,743	1,033

Net change in cash and cash equivalents			(12,083)	(879)
Cash and cash equivalents, beginning of year			83,718	84,597

Cash and cash equivalents, end of period			$71,635	$83,718

Woodward Governor Company and Subsidiaries
SELECTED FINANCIAL INFORMATION
	Three months ended		Year ended
	September 30,		September 30,
(Unaudited - in thousands)	2007	2006	2007	2006
Sales Reconciliation*:
Turbine Systems	$143,767	$128,327	$523,842	$458,923
Engine Systems	124,690	113,927	455,200	430,448
Electrical Power Systems	54,601	20,874	181,366	76,186
Less intersegment sales	(32,293)	(30,217)	(118,071)	(111,042)

Total external sales	290,765	232,911	1,042,337	854,515
Earnings Reconciliation:
Turbine Systems	21,036	20,266	87,353	67,584
Engine Systems	17,225	11,152	56,984	40,829
Electrical Power Systems	5,092	571	20,294	4,475

Total segment earnings	43,353	31,989	164,631	112,888
Nonsegment expenses	(7,562)	(4,934)	(31,720)	(26,052)
Interest expense and income, net	995	(433)	(923)	(2,339)

Consolidated earnings before income taxes	$36,786	$26,622	$131,988	$84,497

Capital expenditures	$9,317	$12,052	$31,984	$31,713
Depreciation expense	4,737	4,954	25,428	22,064

*This schedule reconciles segment sales, which include intersegment sales, with Woodward external sales.

Woodward Governor Company and Subsidiaries
RECONCILIATION O F	NET EARNINGS TO	EBITDA
	Three months ended		Year ended
	September 30,		September 30,
(Unaudited - in thousands)	2007	2006	2007	2006
Net earnings	$36,034	$17,089	$98,157	$69,900
Income taxes (benefit)	752	9,533	33,831	14,597
Interest expense	1,046	1,188	4,527	5,089
Interest income	(2,041)	(755)	(3,604)	(2,750)
Amortization of intangible assets	1,640	1,723	7,496	6,953
Depreciation expense	4,737	4,954	25,428	22,064
EBITDA	$42,168	$33,732	$165,835	$115,853

EBITDA (earnings before interest, taxes, depreciation, and amortization) is a non-GAAP financial measure. The use of this measure is not intended to be considered in isolation of or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Securities analysts, investors, and others frequently use EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization.